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                                                                  Exhibit (m)(1)




                                 THE GALAXY FUND

                         DISTRIBUTION AND SERVICES PLAN
                               FOR RETAIL B SHARES
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         This Distribution and Services Plan (the "Plan") has been adopted by the Board of Trustees of The Galaxy Fund (the "Trust") in connection with the Retail B series of shares (the "B Shares") in each of the following investment portfolios of the Trust: Small Company Equity Fund, Small Cap Value Fund, MidCap Equity Fund, Equity Growth Fund, Growth Fund II, Equity Income Fund, International Equity Fund, Pan Asia Fund, Asset Allocation Fund, Equity Value Fund, Growth and Income Fund, Strategic Equity Fund, Short-Term Bond Fund, Intermediate Government Income Fund, High Quality Bond Fund, Tax-Exempt Bond Fund, Intermediate Tax-Exempt Bond Fund, Connecticut Municipal Bond Fund, Connecticut Intermediate Municipal Bond Fund, Massachusetts Municipal Bond Fund, Massachusetts Intermediate Municipal Bond Fund, New Jersey Municipal Bond Fund, New York Municipal Bond Fund, Rhode Island Municipal Bond Fund and Money Market Fund (collectively, the "Funds"). The Plan has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

         Section 1. EXPENSES. The Trust may incur expenses under the Plan in an amount not to exceed 1.15% annually of the average daily net assets attributable to the outstanding B Shares of each of the Funds.

         Section 2. DISTRIBUTION PAYMENTS. (a) The Trust may pay the distributor of the Trust (the "Distributor") (or any other person) a fee (a "Distribution Fee") of up to 0.65% annually of the average daily net assets attributable to the outstanding B Shares of each of the Funds. The Distribution Fee shall be calculated and accrued daily, paid monthly and shall be in consideration for distribution services and the assumption of related expenses (including the payment of commissions and transaction fees) in conjunction with the offering and sale of B Shares of the Funds. In determining the amounts payable on behalf of a Fund under the Plan, the net asset value of the B Shares shall be computed in the manner specified in the Trust's then current Prospectuses and Statements of Additional Information describing such B Shares.

         (b) Payments to the Distributor under subsection (a) above shall be used by the Distributor to cover expenses and activities primarily intended to result in the sale of B Shares. Such expenses and activities may include but are not limited to: (i) direct out-of-pocket promotional expenses incurred by the Distributor in advertising and marketing B Shares; (ii) expenses incurred in connection with preparing, printing, mailing, and distributing or publishing advertisements and sales literature; (iii) expenses incurred in connection with printing and mailing Prospectuses and Statements of Additional Information to other than current


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shareholders; (iv) periodic payments or commissions to one or more securities dealers, brokers, financial institutions or other industry professionals, such as investment advisors, accountants, and estate planning firms (each a "Distribution Organization") with respect to a Fund's B Shares beneficially owned by customers for whom the Distribution Organization is the Distribution Organization of record or shareholder of record; (v) the direct or indirect cost of financing the payments or expenses included in (i) and (iv) above; or
(vi) such other services as may be construed by any court or governmental agency or commission, including the Securities and Exchange Commission (the "Commission"), to constitute distribution services under the 1940 Act or rules and regulations thereunder.

         Section 3. PAYMENTS FOR SHAREHOLDER LIAISON SERVICES COVERED BY PLAN.
(a) The Trust may also pay securities dealers, brokers, financial institutions or other industry professionals, such as investment advisors, accountants, and estate planning firms (each a "Service Organization") for Shareholder Liaison Services (as hereinafter defined) provided with respect to their customers' B Shares. Shareholder Liaison Services shall be provided pursuant to an agreement in substantially the form attached hereto ("Servicing Agreement"). Any organization providing distribution assistance may also become a Service Organization and receive fees for Shareholder Liaison Services pursuant to a Servicing Agreement under this Plan.

         (b) Fees paid to a Service Organization under subsection (a) above may be paid at an annual rate of up to 0.25% of the average daily net assets attributable to the outstanding B Shares of each of the Funds, which B Shares are owned of record or beneficially by that Service Organization's customers for whom such Service Organization is the dealer of record or shareholder of record or with whom it has a servicing relationship. Such fees shall be calculated and accrued daily, paid monthly and computed in the manner set forth in the Servicing Agreement.

         (c) "Shareholder Liaison Services" means "personal service and/or the maintenance of shareholder accounts" within the meaning of the Conduct Rules of the National Association of Securities Dealers, Inc., such as responding to customers' inquiries and providing information on their investments.

         Section 4. PAYMENTS FOR ADMINISTRATIVE SUPPORT SERVICES COVERED BY PLAN. (a) The Trust may also pay Service Organizations for Administrative Support Services (as hereinafter defined) provided with respect to its Customers' B Shares. Administrative Support Services shall be provided pursuant to a Servicing Agreement. Any organization that receives fees under Section 2 or
Section 3 of this Plan may also receive fees pursuant to this Section 4.

         (b) Fees paid to a Service Organization under subsection (a) above may be paid at an annual rate of up to 0.25% of the average daily net assets attributable to the outstanding B Shares of each of the Funds, which B Shares are owned of record or beneficially by that Service Organization's customers for whom such Service Organization is the dealer of record or shareholder of record or with whom it has a servicing relationship. Such fees shall be calculated and accrued daily, paid monthly and computed in the manner set forth in the Servicing Agreement.


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         (c) "Administrative Support Services" include but are not limited to:
(i) transfer agent and subtransfer agent services for beneficial owners of B Shares; (ii) aggregating and processing purchase and redemption orders; (iii) providing beneficial owners with statements showing their positions in B Shares;
(iv) processing dividend payments; (v) providing subaccounting services for B Shares held beneficially; (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners; and (vii) receiving, tabulating, and transmitting proxies executed by beneficial owners; PROVIDED, however, that such term does not include Shareholder Liaison Services.

         Section 5. EXPENSES ALLOCATED; COMPLIANCE. Amounts paid by a Fund under the Plan must be for services rendered for or on behalf of the holders of such Fund's B Shares. However, joint distribution financing or other services rendered with respect to such B Shares (which may involve other investment funds or companies that are affiliated persons of the Trust or affiliated persons of the Distributor) is authorized to the extent permitted by law.

         Section 6. REPORTS TO TRUST. So long as this Plan is in effect, the Distributor shall provide the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

         Section 7. APPROVAL OF PLAN. This Plan will become effective with respect to a particular Fund's B Shares on the date the public offering of B Shares commences upon the approval by a majority of the Board of Trustees, including a majority of those trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

         Section 8. CONTINUANCE OF PLAN. Unless sooner terminated in accordance with the terms hereof, this Plan shall continue until September 30, 2001, and thereafter for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 7 hereof.

         Section 9. AMENDMENTS. This Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which the B Shares of a Fund may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding B Shares affected by such matter, and (b) any material amendments of the terms of the Plan shall become effective only upon approval in the manner described in Section 7 hereof.

         Section 10. TERMINATION. This Plan, as to any Fund, is terminable without penalty at any time by (a) a vote of a majority of the Disinterested Trustees, or (b) a vote of a majority of the outstanding B Shares of such Fund.


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         Section 11. SELECTION/NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.





















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         Section 12. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Adopted:          September 7, 1995
Revised:          December 5, 1996, December 4, 1997, May 28, 1998,
                  September 3, 1998, March 2, 2000, May 25, 2000,
                  December 14, 2000
Reapproved:       September 5, 1996, September 4, 1997, September 10, 1998,
                  September 9, 1999, September 7, 2000





















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